Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124783 on Form S-8, of our reports dated March 3, 2006, relating to the consolidated financial statements and financial statement schedule of Morningstar, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Morningstar, Inc. and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Chicago, Illinois
March 7, 2008